Exhibit 10.1

December 11, 2025

Scott Minder

Delivered by Hand or Electronic Delivery

Dear Scott,

This is an exciting time to be a part of Mativ. You will play a critical role in our efforts to achieve our ambition, and I am very pleased to offer you the position of Chief Financial Officer, with a commencement date on or about January 1, 2026. In this role, you will report directly to Shruti Singhal, President & Chief Executive Officer, and will be based in our headquarters in Alpharetta, Georgia.

Additional details of the offer are as follows:

•	Your annualized base salary will be $550,000, less applicable taxes and withholdings, and paid on a biweekly basis every other Friday.

•	You will be eligible for a targeted annual Short-Term Incentive (STIP) equal to 70% of your base salary. Payout targets and STIP criteria are reviewed each year and may change from time-to-time.

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You will be eligible to participate in Mativ’s Long-Term Incentive Plan (LTIP), with an annual target of 175% of your base pay. Annual awards are based on the stock price approved by the Compensation Committee on the date of grant. The grant award consists of a mix of performance share units and restricted stock units. Your first award will be received in 2026, consistent with the Company’s regular executive compensation award cycle. LTIP award compensation is awarded annually in the first quarter and may change from year to year.

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In addition to your base compensation, you will receive a monthly stipend of $5,000.00. This stipend is intended to offset costs and expenses related to travel to our offices and living expenses until you permanently move to the Alpharetta region, for a period not to exceed 18 months. This stipend will be paid on and through our normal payroll cycles and subject to regular tax and withholdings.

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To help facilitate a smooth transition, you will be eligible to receive relocation benefits through the Mativ relocation program in a total amount not to exceed $125,000 in up to two separate relocations. Relocation expenses are subject to be repaid in full should you voluntarily terminate your employment within two years of your start date.

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In consideration for starting this role with Mativ, you will receive a sign-on bonus of $200,000.00, less applicable and necessary taxes and deductions and paid within thirty (30) days of your commencement date. Should you voluntarily terminate your employment, a twenty-four (24) month full claw-back (no pro-ration) will be applied, using the actual day of reward receipt as the commencement of the claw-back period. By accepting this offer you are also acknowledging that, by your signature below, you authorize the Company to withhold this money from your final paycheck, if necessary.

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You will be also eligible for Mativ’s Flexible Perquisites Program. The Flexible Perquisites Program provides you with a cash allowance that can be used for income tax preparation services, estate planning services, financial planning services or other executive perquisites. You will be eligible for an annual cash allowance in the amount of $15,000, paid monthly.

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You will be eligible to participate in the Executive Severance Plan, which provides income replacement benefits for certain qualified termination events, subject to the terms and conditions set forth in the plan. Details of the plan will be made available to you under separate cover.

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You are eligible for four (4) weeks of annualized vacation. Your vacation will be pro-rated based on a monthly accrual, and you will accrue your vacation allowance on a month-by-month basis for as long as you remain an active employee.

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On your first day of employment, you are eligible for Mativ’s attractive benefits package, which includes medical, group life, dental and accident insurance options, 401(k), in addition to certain other benefits. You will be provided access to booklets and other information explaining the terms and conditions of these benefit plans.

This offer of employment is also contingent upon you executing various Company documents and agreeing to abide by the Company’s Code of Conduct and Ethics. Scott, we are confident your skills and experience will be a tremendous benefit to Mativ. This is a significant opportunity, and we are certain you can and will make a difference. Congratulations again on this opportunity. Here’s to our future success!

Sincerely,

/s/ Mark W. Johnson

Mark Johnson

Chief Legal Officer

This Agreement may not be altered, modified, changed or discharged except in writing, signed by you and agreed to by the Company.

Accepted and Agreed:

/s/ Scott Minder
Scott Minder

Date 12/11/2025